ASSET PURCHASE AND SALE AGREEMENT



                                 BY AND BETWEEN



                            TELEDYNE INDUSTRIES, INC.



                                       AND



                                BARNES GROUP INC.



                            DATED AS OF JULY 27, 1999





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                        ASSET PURCHASE AND SALE AGREEMENT



                  THIS ASSET PURCHASE AND SALE AGREEMENT ("AGREEMENT"), is dated and entered into as of July 27, 1999, by and among Teledyne Industries, Inc., a California corporation ("SELLER"), and Barnes Group Inc., a Delaware corporation on behalf of itself and a Swedish corporation to be formed ("BARNES SWEDEN"), (Barnes Sweden and Barnes are collectively referred to herein as the "PURCHASER"), with reference to the following:

                                    RECITALS

                  A. The Seller, through its Teledyne Fluid Systems division ("FLUID SYSTEMS"), is the owner of certain assets more particularly described in this Agreement used by Fluid Systems in the production and distribution of nitrogen gas springs for the metal forming industries (collectively, the "BUSINESS").

                  B. The Purchaser wishes to purchase the Business and the Seller is willing to sell the Business on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, agreements, terms and conditions set forth below, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                  Section 1: Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the United States Securities Exchange Act of 1934, as amended.

                  "Agreement" means this Asset Purchase and Sale Agreement, as the same may be amended from time to time in accordance with the terms hereof.

                  "Ancillary Agreements" means, collectively, the Assignment Agreement, the Assumption Agreement and the Bill of Sale and any other Closing documents necessary to transfer to the Purchaser the Purchased Assets.

                  "Arbitrator" has the meaning set forth in Section 2.5(b).

                  "Assignment Agreement" has the meaning set forth in Section
3.3.

                  "Assumed Contracts" has the meaning set forth in Section
2.3(a).

                  "Assumed Liabilities" has the meaning set forth in Section 2.3(a).

                  "Assumption Agreement" has the meaning set forth in Section
3.3.

                  "Audited Annual Accounts" has the meaning set forth in Section 4.5.

                  "Barnes" has the meaning set forth in the preamble to this Agreement.

                  "Barnes Sweden" has the meaning set forth in the preamble to this Agreement.

                  "Bill of Sale" has the meaning set forth in Section 3.3.

                  "Business" has the meaning set forth in the Recitals to this Agreement.

                  "Cash" means cash on hand or in banks and cash equivalents, marketable securities and short-term investments.

                  "CERCLA" means the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  "Closing" has the meaning set forth in Section 3.1.

                  "Closing Date" has the meaning set forth in Section 3.2.

                  "Closing Inventory" has the meaning set forth in Section
2.5(a).

                  "Closing Statement" has the meaning set forth in Section
2.5(a).

                  "Closing Statement Net Working Capital" has the meaning set forth in Section 2.5(a).

                  "COBRA Provisions" has the meaning set forth in Section 8(c).

                  "Code" means the United States Internal Revenue Code of 1986, as amended.

                  "Confidentiality Agreement" means the confidentiality letter agreement dated March 12, 1999, executed by the Purchaser with Lincoln Partners.

                  "Contracts" has the meaning set forth in Section 2.1(f).

                  "Deeds" has the meaning set forth in Section 3.3.

                  "Disclosure Schedules" means, collectively, the various Schedules referred to in this Agreement.

                  "Dollars" and "$" means the lawful currency of the United States of America.


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

                  "Employees" means all of the employees who are employed in relation to Business immediately prior to the Closing Date, including those employees who are on temporary leave for purposes of jury duty, vacation, annual military duty, disability, workers' compensation or sick leave, as set out in
Schedule 8(a) of the Disclosure Schedules.

                  "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

                  "Employee Pension Benefit Plan" has the meaning set forth in
Section 3(2) of ERISA.

                  "Employee Welfare Benefit Plan" has the meaning set forth in
Section 3(1) of ERISA.

                  "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings, relating in any way to any Environmental Law, or any permit issued under any such Environmental Law.

                  "Environmental Law" means any Law relating to the protection of the air, surface water, groundwater or land, and/or governing the handling, use, generation, treatment, storage or disposal of Hazardous Materials, promulgated under any federal, foreign, state, or local statute, law, rule, regulation, ordinance or code in effect and in each case as amended as of the Closing Date, including, without limitation, the following: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 6901 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Safe Water Drinking Act, 42 U.S.C. Section 3804 et seq.; and the Swedish Environmental Act; but not including any Law relating to matters administered by the Occupational Safety and Health Administration or by any state, provincial, local, domestic or foreign equivalent thereof.

                  "Environmental Losses" has the meaning set forth in Section 10.6(a).

                  "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

                  "Excluded Assets" has the meaning set forth in Section 2.2.

                  "Excluded Liabilities" has the meaning set forth in Section 2.3(b).

                  "Fibro Agreement" means the Agency Contract dated October 10, 1983, between Stromsholmen Mek.Verkstad AB (predecessor-in-interest to Stromsholmen AB) and Fibro GmbH, as amended and supplemented.



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

                  "Fluid Systems" has the meaning set forth in the recitals to this Agreement.

                  "Governmental Entity" means any government or any governmental agency, bureau, board, commission, department or political subdivision, whether federal, state, provincial or local, domestic or foreign.

                  "Hart-Scott-Rodino Act" means the United States
Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

                  "Hazardous Materials" means any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "regulated substances" or words of similar import, under any applicable Environmental Law.

                  "Indemnified Party" has the meaning set forth in Section 10.4.

                  "Indemnifying Party" has the meaning set forth in Section
10.4.

                  "Intellectual Property" means all of the Seller's rights in the following intangible rights used by the Seller in connection with the
Business: (i) all of the registered and unregistered copyrights, trade names and trademarks (with the exception of the Excluded Assets described in Section 2.2), service marks, patents, and, in each instance, any and all applications therefor, and licenses with respect to any of the foregoing; (ii) computer software, manufacturing information, product designs (whether for existing products or products under development), engineering and manufacturing drawings, plans, specifications, and cad cam designs (with the exception of the Excluded Assets described in Section 2.2); and (iii) any know-how with respect to each intangible right described in i) and ii).

                  "Inventories" has the meaning set forth in Section 2.1(e).

                  "Knowledge" as applied to the Seller means the actual knowledge of the members of the management of Fluid Systems identified on
Schedule 1.1 of the Disclosure Schedules.

                  "Law" means any federal, state, provincial or local, domestic or foreign, constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order or legally binding ruling, determination, finding or writ of any Governmental Entity enacted as of the date hereof.

                  "Lien" means any lien, mortgage, pledge, security interest, charge, claim or other encumbrance.

                  "Losses" has the meaning set forth in Section 10.2(a).

                  "Leased Real Property" has the meaning set forth in Section 2.1(c)(ii).

                  "Owned Real Property" has the meaning set forth in Section 2.1(c)(i).

                  "Permit" means any license, permit, franchise, certificate of authority or order, certificate of occupancy, building, safety or fire or health approval, or any waiver of the foregoing, issued by any Governmental Entity.

                  "Permitted Lien" means (a) any Lien for Taxes, assessments or governmental charges or claims that are not yet delinquent, (b) any mechanics', materialmens' or similar Liens with respect to amounts that are not yet delinquent, (c) any purchase money Lien or any Lien securing rental payments under capital lease arrangements, and (d) the Liens set forth on Schedule 1.2 of the Disclosure Schedules.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

                  "Purchase Price" has the meaning set forth in Section 2.4.

                  "Purchased Assets" has the meaning set forth in Section 2.1.

                  "Purchaser" has the meaning set forth in the Preamble to this Agreement.

                  "Purchaser Indemnified Parties" has the meaning set forth in
Section 10.2(a).

                  "Reference Statement" means the statement as of December 31, 1998, adjusted to reflect the elimination of the assets and liabilities of TFS (Thailand) Limited, attached hereto as Schedule 2.5(a) of the Disclosure Schedules.

                  "Reference Statement Net Working Capital" has the meaning set forth in Section 2.5(a).

                  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment.

                  "Schedule" means, unless the context otherwise requires, the referenced Schedule included in the Disclosure Schedules.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller" has the meaning set forth in the Preamble to this Agreement.

                  "Seller Defined Benefit Plan" means any Employee Pension Benefit Plan sponsored by the Seller or any entity required to be aggregated with the Seller under Section 414(b), (c), (m) or (o) of the Code and which is subject to Title IV of ERISA.

                  "Seller Indemnified Parties" has the meaning set forth in
Section 10.3(a).

                  "Seller Plans" has the meaning set forth in Section 4.13.

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

                  "Shares" has the meaning set forth in Section 2.1(b).

                  "Stromsholmen AB" means Stromsholmen Aktiebolag, a corporation organized under the laws of Sweden, company registration number 556463-3930.

                  "Subsidiary Tax Returns" means any filings with respect to Taxes on behalf of Stromsholmen AB.

                  "Swedish Competition Act" means the Swedish Competition Act (Sw. Konkurrenslag, SFS 1993:20).

                  "Swedish Environmental Act" means the Swedish Environmental Code (Sw. Miljobalken, SFS 1998:808).

                  "Tax" or "Taxes" means any federal, state, provincial, local or foreign net income, gross income, gross receipts, sales, use, goods and services or other value-added or ad-valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any related interest, penalty or addition thereto.

                  "Tax Return or "Tax Returns" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

                  "Transfer Taxes" means all taxes, filing fees, registration costs or similar expenses relating to the transfer of the Purchased Assets to the Purchaser.

                  "Transferred Employees" has the meaning set forth in Section 8(b).

                  "Transition Services Agreement" has the meaning set forth in
Section 3.3.

                  "TFS (Thailand) Limited" means Teledyne Fluid Systems (Thailand) Limited, a corporation organized under the laws of Thailand.

                  "WARN Act" means the United States Federal Worker Adjustment and Retraining Notification Act, as amended.

                  Section 2: The Transaction.

                  2.1. Sale and Purchase of Assets. At the Closing, the Seller will sell, transfer, assign, convey, set over and deliver to the Purchaser, and the Purchaser will purchase, acquire and accept from the Seller all right, title and interest of the Seller in and to all of the assets, rights and properties of Fluid Systems used in substantial part or with a principal purpose of use or disposition in connection with the Business, other than the Excluded Assets (collectively, the "PURCHASED ASSETS") including, without limitation, the following assets, rights and properties:

                           (a) all machinery, equipment, and motor vehicles set
forth on Schedule 2.1(a) of the Disclosure Schedules and all tools, dies, spare parts, furniture, fixtures and leasehold improvements, used or held for use solely in connection with the Business as of the Closing Date;

                           (b) all of the issued and outstanding capital stock
of Stromsholmen AB as set forth on Schedule 2.1(b)(i) of the Disclosure Schedules (collectively, the "SHARES") to be purchased by Barnes Sweden;

                           (c) the real property owned by the Seller identified
on Schedule 2.1(c)(i) of the Disclosure Schedules (the "OWNED REAL PROPERTY") and the Seller's interest in the real property leased by the Seller described on
Schedule 2.1(c)(ii) of the Disclosure Schedules (the "LEASED REAL PROPERTY");

                           (d) all accounts receivable of the Seller arising
from the operation of the Business;

                           (e) all inventories of raw materials, work in
process, finished products, goods, goods and products held by third parties under consignment, spare parts, replacement and component parts, and office, packaging and other supplies (the "INVENTORIES");

                           (f) those contracts, agreements, leases, commitments,
instruments, distribution and representative agreements, software licensing agreements, hardware and software support agreements, PC support agreements, system support agreements, communication and other services agreements, consulting and employment agreements, guaranties received, bids, orders and proposals set forth on Schedule 2.3(a)(ii) of the Disclosure Schedules to the extent in effect in connection with the Business as of the Closing Date (the "CONTRACTS"), excluding all corporate-wide purchasing arrangements which relate generally to the Business and other divisions or business units of the Seller or any of its Affiliates and any other arrangements with other divisions or business units of the Seller or any of its Affiliates;

                           (g) to the extent legally assignable, all Permits
held by the Seller in connection with the Business as of the Closing Date;

                           (h) all books, records (including personnel records
provided that such personnel records are used by the Purchaser in compliance with Law), customer lists, ledgers, files, documents, correspondence, lists, plans, drawings, creative materials, advertising and promotional materials, studies, reports and other printed or written materials used or held for use by the Seller primarily in connection with the Business and are material to continuing the operation of the Business as a going concern; and

                           (i) all of the Seller's rights to the Intellectual
Property used by Fluid Systems and relating primarily to the Business, including
(i) the Seller's right to use the names "Hyson," and "Kaller," and (ii) the patents, patent applications and trademarks identified on Schedule 4.11.

                  2.2. Excluded Assets. Notwithstanding the provisions of
Section 2.1, the Purchased Assets will not include any assets which are not used in substantial part or with a

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

principal purpose of use or disposition in connection with the Business, including, without limitation, any of the following assets, rights or properties (collectively, the "EXCLUDED ASSETS"):

                           (a) any and all assets, rights and properties of TFS
(Thailand) Limited;

                           (b) any and all assets, rights, and properties of the
Seller or any of its Affiliates other than those used by Fluid Systems in connection with the operation of the Business;

                           (c) any assets located at Fluid Systems' facilities
which are not owned or leased or held under right of license or other agreement by the Seller and are identified on Schedule 2.2(b) of the Disclosure Schedules;

                           (d) any Cash, including all bank accounts;

                           (e) any rights or claims of the Seller or any of its
Affiliates with respect to any Tax refund, carryback or carryforward or other credits to the Seller or such Affiliates for periods ending prior to the Closing Date;

                           (f) any property, casualty, workers' compensation or
other insurance policy or related insurance services contract relating to the Seller or any of its Affiliates, and any rights of the Seller or such Affiliates under any such insurance policy or contract, including, but not limited to, rights to any cancellation value;

                           (g) any rights of the Seller under this Agreement,
the Ancillary Agreements or under any other agreement between the Seller and the Purchaser;

                           (h) all "Teledyne" and "Allegheny Teledyne" marks,
including any and all trademarks or service marks, trade names, registered and unregistered designs, slogans or other like property relating to or including the names "Teledyne" or "Allegheny Teledyne," the marks Teledyne and Allegheny Teledyne, and any derivative thereof and the Teledyne and Allegheny Teledyne logos or any derivatives thereof and any and all related trade dress; the Seller's proprietary computer programs or other software, including the Seller's proprietary data bases (including environmental databases), accounting and reporting formats, systems and procedures which are not used primarily in the Business, the Comshare financial reporting software and database, the BaaN operating systems and BaaN-related hardware and software and any documents or information which are subject to the attorney-client or work product privilege;

                           (i) such proprietary or confidential non-technical
business information, books, files, papers, records, data and policies of the Seller or any of its Affiliates as do not relate primarily to the Business, including proprietary business management software not used by the Seller primarily in connection with the Business, such as the Teledyne corporate directories, management procedures and guidelines, proprietary data bases, accounting and financial reporting formats, systems and procedures, instructions and organization manuals;

                           (j) any claim, cause of action, suit, judgment,
demand or right of any nature against third parties to the extent relating to any Excluded Liability or Excluded Asset and all attorney-client, work product and other legal privileges of the Seller related thereto;

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                           (k) any pension assets attributable to Employees or
any former employee of the Seller under any Seller Plans; and

                           (l) the consideration to be paid to the Seller
pursuant to this Agreement.

                  2.3. Assumption of Liabilities.

                           (a) At the Closing the Purchaser will assume and
become responsible for, and will thereafter pay, perform and discharge when due, the following liabilities of the Business, or arising from the use of the Purchased Assets or the operation of the Business after the Closing Date whether accrued, absolute, contingent or otherwise (collectively, the "ASSUMED LIABILITIES"):

                                (i) all of the obligations and liabilities
reflected on the Reference Statement (excluding obligations and liabilities of TFS (Thailand) Limited) which have not been satisfied on or prior to the Closing Date and all of the obligations and liabilities of the Seller relating to the Business arising in the ordinary course of business and consistent with past practice between the date of the Reference Statement and the Closing Date.

                                (ii) those liabilities and obligations of the
Seller under the Contracts listed on Schedule 2.3(a)(ii) (the "ASSUMED CONTRACTS").

                                (iii) those liabilities and obligations of the
Seller with respect to the Employees which the Purchaser has expressly agreed to assume pursuant to this Agreement; and

                                (iv) all other debts, liabilities and
obligations arising out of or relating to events or transactions after the Closing Date in connection with the operation of the Business or use of the Purchased Assets by the Purchaser.

                           (b) The Purchaser will not assume, and will not be
deemed to have assumed, any other obligation or liability of the Seller or any of its Affiliates whatsoever other than as set forth in Section 2.3(a) (collectively, the "EXCLUDED LIABILITIES"), including, without limitation:

                                (i) any liabilities or obligations of TFS
(Thailand) Limited;

                                (ii) any liabilities or obligations of the
Seller under the Seller Plans, except to the extent reflected on the Closing Statement;

                                (iii) any liabilities or obligations of the
Seller with respect to Taxes arising from the operation of the Business prior to the Closing, except to the extent accrued on the Closing Statement;

                                (iv) any liabilities of the Seller for any
bonus, commission or other incentive compensation payable to the employees of the Business with respect to periods prior to the Closing;


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

                                (v) subject to Section 10.6 hereof, any
liabilities or obligations of the Seller under Environmental Laws which were either caused by the Seller's operation of the Business prior to the Closing or which are attributable to events which occurred or conditions which arose prior to the Closing; and

                                (vi) any claims based on products liability
related to products manufactured by the Seller at any time prior to the Closing and (i) sold by the Seller prior to the Closing or (ii) sold by the Purchaser subsequent to the Closing to the extent (A) such claims do not arise from product modifications by the Purchaser, (B) such products are sold by the Purchaser for use as intended originally by Seller, and (C) such products are sent out by the Purchaser into the stream of commerce in a commercially reasonable manner.

                  2.4. Determination and Payment of Consideration. In consideration of the sale and transfer of the Purchased Assets to the Purchaser and the other undertakings of the Seller hereunder, the Purchaser shall (i) pay the sum of EIGHTY-NINE MILLION SEVEN HUNDRED THOUSAND US Dollars (US$89,700,000) (the "PURCHASE PRICE"), to the Seller at the Closing in immediately available funds by wire transfer to a bank account or accounts specified by the Seller and
(ii) assume the Assumed Liabilities. The Purchase Price payable by the Purchaser at the Closing will be subject to adjustment as provided in Section 2.5.

                  2.5. Purchase Price Adjustments.

                           (a) The Purchase Price will be subject to adjustment
upward or downward, as the case may be, following the Closing, in the amount of the difference, if any, between $8,781,000 (the "REFERENCE STATEMENT NET WORKING CAPITAL") and the Closing Statement Net Working Capital. For purposes of this Agreement, "CLOSING STATEMENT NET WORKING CAPITAL" shall mean an amount equal to the difference between (A) gross accounts receivable (excluding any reserve for doubtful accounts), gross inventories (excluding intercompany profit in inventory, any LIFO reserve and any obsolescence reserve) and prepaid expenses and (B) accounts payable and accrued liabilities (including the net intercompany account and excluding any accrual for employee incentive compensation, any other Excluded Liability or vacation obligations with respect to employees of Stromsholmen AB), in each case as reflected on the Closing Statement. In connection with the Closing the Seller and the Purchaser shall perform a physical count of the gross inventories of the Business as of the Closing Date (the "CLOSING INVENTORY"). The "CLOSING STATEMENT" shall be prepared by the Purchaser in accordance with generally accepted accounting principles applied on a basis consistent with the Reference Statement and delivered to the Seller as soon as practicable, but in any event not later than 30 days after the Closing Date. There shall be no elimination of intercompany accounts for purposes of the Closing Statement. The Purchase Price adjustment shall be made on the basis of the Closing Statement.

                           (b) Either party will deliver to the other a
statement of any objections relating to the Closing Statement and the related Purchase Price adjustment, if any, as soon as practicable, but in any event not later than 60 days after the date of the delivery of the Closing Statement. The Purchaser and the Seller shall cooperate and negotiate in good faith to reconcile any disputes. In the event of any dispute or any failure to reach agreement with respect to any objections relating to the Closing Statement and any related Purchase Price adjustment within 45 days after the date of delivery to the other party of any statement of objections, the items in dispute (and no other items) will be submitted to, and the amount of such Purchase Price adjustment will be determined by, arbitration by Arthur Andersen LLP, certified public accountants (the "ARBITRATOR"). The Arbitrator will deliver its written decision regarding any disputed items to both parties within 30 days after the submission of such dispute to the Arbitrator. The determination of the Arbitrator will be in all respects final, binding and conclusive on the parties hereto.

                           (c) If the Closing Statement Net Working Capital
exceeds the Reference Statement Net Working Capital by more than $250,000, the Purchase Price will be increased by the entire amount of such excess and the Purchaser will pay the Seller the amount of such excess plus interest on such excess from the Closing Date to the date of payment at a rate of interest equal to the prime rate announced by PNC Bank as in effect on the Closing Date. If the Closing Statement Net Working Capital is less than the Reference Statement Net Working Capital by a deficiency of more than $250,000, the Purchase Price will be decreased by the entire amount of such deficiency and the Seller will pay the Purchaser the amount of such deficiency plus interest on such decrease from the Closing Date to the date of payment at a rate of interest equal to the prime rate announced by PNC Bank as in effect on the Closing Date.

                           (d) Any amounts awarded by the Arbitrator or arrived
at by the mutual agreement of the Purchaser and the Seller shall be made in one payment and paid by the applicable party to the other within five (5) days of such agreement or the final determination of the Arbitrator, as the case may be. The provisions of this Section 2.5 will survive the Closing.

                           (e) Within 30 days after the Closing Date, the
parties shall determine the liability of Stromsholmen AB with respect to accrued vacation for employees of Stromsholmen AB as of the Closing Date and the Seller shall pay the Purchaser the amount of such liability. Stromsholmen AB shall remain liable for such accrued vacation from and after the Closing.

                  Section 3: Closing and Closing Date.

                  3.1. Closing. Subject to the provisions of Section 11, the consummation of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building, Pittsburgh, PA 15234, at 10:00 a.m. local time, on August 27, 1999 or at such other place or on such other date as the Purchaser and the Seller may agree. The Closing will be deemed effective as of 11:59 p.m. Pittsburgh, Pennsylvania time, on the Closing Date.

                  3.2. Closing Date. The date on which the Closing actually takes place is referred to in this Agreement as the "CLOSING DATE."

                  3.3. Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Purchaser the various certificates, instruments and documents referred to in Section 9.1, (ii) the Purchaser will deliver to the Seller the various certificates, instruments and documents referred to in
Section 9.2, (iii) the Seller will execute, acknowledge (if appropriate) and deliver, or cause to be executed, acknowledged (if appropriate) and delivered, to the Purchaser (1) a Bill of Sale (the

"BILL OF SALE") in the form attached to this Agreement as Exhibit A, (2) an Assignment Agreement for the Intellectual Property (the "ASSIGNMENT AGREEMENT") in the form attached to this Agreement as Exhibit B, (3) the certificates representing the Shares of Stromsholmen AB, duly endorsed to Barnes Sweden and the share ledger of Stromsholmen AB, (4) Deed (the "DEED") for the Owned Real Property in the form attached hereto as Exhibit C, (5) an Assignment and Assumption Agreement (the "ASSIGNMENT AND ASSUMPTION AGREEMENT") in the form attached hereto as Exhibit D, (6) resolutions of the board of directors of the Seller authorizing the execution of this Agreement and the conveyance of the Purchased Assets to the Purchaser, (7) the opinion of counsel to the Seller in the form attached hereto as Exhibit E and an opinion of counsel to Stromsholmen AB in form and substance satisfactory to the Purchaser, (8) the Transition Services Agreement (the "TRANSITION SERVICES AGREEMENT") in the form attached hereto as Exhibit F, (9) such other instruments of sale, transfer, conveyance, and assignment, including any certificates of the Seller required for the Purchaser's title insurance as the Purchaser reasonably may request in form reasonably satisfactory to the Seller and the Purchaser or as required by applicable Governmental Entities, (10) consents identified on Schedule 9.1 and
(11) such resignations of the officers and directors of Stromsholmen AB as the Purchaser may request and any power of attorney reasonably required by the Purchaser with respect to the authority of the Purchaser to act on behalf of the board of directors of Stromsholmen AB pending registration of replacement members of the board of directors, (iv) the Purchaser will execute, acknowledge and deliver to the Seller (1) the Assignment and Assumption Agreement, (2) resolutions of the board of directors of Purchaser authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby, (3) opinions of counsel to Purchaser in the form attached hereto as Exhibit G, (4) the Transition Services Agreement and (5) such other instruments of assumption as the Seller reasonably may request in form reasonably satisfactory to the Seller and the Purchaser or as required by applicable Governmental Entities, and
(v) the Purchaser will deliver to the Seller the Purchase Price as specified in
Section 2.4, subject to any adjustment following the Closing as provided in
Section 2.5, and the Purchaser's share of any recording and filing fees required to be paid by the Purchaser pursuant to Section 12.3.

                  3.4. Allocation of Value. The Purchaser and the Seller hereby agree to allocate the Purchase Price to the Purchased Assets (including the portion of the Purchase Price allocated to the shares of Stromsholmen AB) as follows: the Purchaser shall submit a proposed allocation plan to the Seller for the Seller's review and consent, which consent shall not be unreasonably withheld, delayed or conditioned. The allocation when mutually agreed upon shall be used by the Purchaser and the Seller in preparing their respective Tax Returns and neither the Purchaser nor the Seller shall dispute such allocation in connection with any audit or other proceeding. If the Seller and the Purchaser are unable to agree on an allocation within 180 days after the Closing Date, each party will prepare its Tax Returns based on its good faith determination of such allocation.

                  Section 4: Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser, with respect to itself, the Business and Stromsholmen AB as follows:

                  4.1. Organization of the Seller. Each of the Seller and Stromsholmen AB is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is licensed or qualified to transact business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the Business would require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a material adverse effect on the Business.

                  4.2. Authorization of Transaction. The Seller has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Seller will constitute, the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with the respective terms and conditions thereof, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium and similar Laws now or hereafter in effect relating to creditors' and landlords' rights and general principles of equity, including commercial reasonableness, good faith and fair dealing.

                  4.3. Noncontravention; Consents. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will violate any provision of the charter or bylaws of the Seller, Stromsholmen AB or any Law to which the Seller or Stromsholmen AB is subject, except violations of Law which would not have a material adverse effect on the Business. Except (i) as set forth on Schedule 4.3 of the Disclosure Schedules, and (ii) to the extent that the effect is not materially adverse to the Business, neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will constitute a violation of, constitute or create a default under or result in the creation or imposition of any Lien upon any of the Purchased Assets pursuant to any agreement or commitment to which any of the Seller or Stromsholmen AB is a party or by which the Seller or Stromsholmen AB or any of the Purchased Assets is bound. As of the Closing Date, except for any consents and notices identified on Schedule 4.3 which the Seller is unable to obtain prior to the Closing, each of the Seller and Stromsholmen AB will have given all required notices and obtained all material licenses, permits, consents, approvals, authorizations, and orders of Governmental Entities as are required in order to enable the Seller to perform its obligations under this Agreement and each of the Ancillary Agreements.

                  4.4. Title to Shares. The persons identified in Schedule 4.4 of the Disclosure Schedules have good and unencumbered title to all of the issued and outstanding shares of capital stock of Stromsholmen AB to be transferred hereby, free and clear of all Liens, in the proportion and percentage set forth next to their respective names. At the Closing, the Seller will cause the persons listed on Schedule 4.4 of the Disclosure Schedules to transfer to the Purchaser or its designees good and unencumbered title to the Shares, free and clear of all Liens. All of the issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. There are no subscriptions, options, warrants, calls, rights, agreements or commitments providing for the issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instrument) of any capital stock of Stromsholmen AB, other than as contemplated by this Agreement. No past or current employee of Stromsholmen AB has any right or entitlement to any share of the capital stock of Stromsholmen AB.

                  4.5. Financial Statements. Set forth as Schedule 4.5 of the Disclosure Schedules are correct and complete copies of the unaudited balance sheet of the Business as of December 31, 1996, December 31, 1997, December 31, 1998, and May 31, 1999, together with the related statements of income for the periods then ended (the "FINANCIAL STATEMENTS"). The Financial Statements are accurate and complete in all material respects and, except as disclosed on Schedules 4.5 and 4.22 of the Disclosure Schedules, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and fairly present in all material respects the financial condition of the Business at the dates thereof and for the respective periods indicated. The audited annual accounts of Stromsholmen AB and its former group companies as of December 31, 1996, December 31, 1997 and December 31, 1998 and for the periods then ended are attached to Schedule 4.5 of the Disclosure Schedules (the "AUDITED ANNUAL ACCOUNTS"). The Audited Annual Accounts have been prepared in accordance with law and generally accepted accounting principles in Sweden (Sw. god redovisningssed) applied on a consistent basis. The Audited Annual Accounts fairly present in all material respects the financial condition of Stromsholmen AB and its former group of companies at the dates thereof and for the respective periods indicated.

                  4.6. Subsequent Events. Since December 31, 1998 except as set forth on Schedule 4.6 of the Disclosure Schedules, there has not been any material adverse change in the business, financial condition, operations or results of operations, assets or liabilities of the Business. Without limiting the generality of the foregoing, since such date and in each case in connection with the Purchased Assets and the Assumed Liabilities, except as contemplated by the Agreement:

                           (a) neither the Seller nor Stromsholmen AB has sold,
leased, transferred or assigned any portion of the assets of the Business, other than in the ordinary course of business;

                           (b) neither the Seller nor Stromsholmen AB has
experienced any casualty damage, destruction or loss (whether or not covered by insurance) to its property in excess of $25,000 affecting any of the Purchased Assets used in the operations of the Business as presently conducted; and

                           (c) neither the Seller nor Stromsholmen AB has (i)
entered into any employment, deferred compensation or other similar agreement or arrangement with any of the Employees or (ii) increased the compensation, bonus or other benefits payable to any of the Employees, other than in the ordinary course of business and consistent with past practice or as required by Law.

                  4.7. Tax Matters. There is no dispute or claim concerning any tax liability of the Seller with respect to the Business which constitutes an Assumed Liability or concerning any tax liability of Stromsholmen AB. Each of the Seller and Stromsholmen AB has duly filed on a timely basis all Tax Returns required to be filed by it and has paid all Taxes that are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it for any period ending on or before the Closing Date. Each of the Seller and Stromsholmen AB has made adequate provision for Taxes payable in respect of the Business for the current period and any previous period for which Tax returns are not yet required to be filed. There are no actions, suits, proceedings, investigations or claims pending or, to the Knowledge of the Seller, threatened against the Seller or Stromsholmen AB in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any governmental authority in respect to taxes, governmental charges or assessments asserted by any such authority. Each of the Seller and Stromsholmen AB has withheld from each payment made to any of its past or present employees, officers or directors, the amount of all Taxes and other deductions required to be withheld therefrom under applicable law, and has paid the same to the proper tax or other receiving offices within the time required under applicable law.

                  4.8. Contracts.

                           (a) Except for the Contracts listed on Schedule 4.8
of the Disclosure Schedules and the contracts and agreements constituting Excluded Assets, neither the Seller with respect to the Business nor Stromsholmen AB has any liabilities or obligations under, and is not otherwise bound by, any executory written (i) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (ii) guarantee of any obligation, (iii) letter of credit, bond or other indemnity (excluding endorsements of instruments for collection in the ordinary course of the operation of the Business), (iv) agreement requiring the payment by any of them of more than $25,000 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets, (v) collective bargaining agreement, employment, international sales agent, representative or consulting agreement or agreement providing for severance payments or other additional similar rights or benefits (whether or not optional) in the event of the sale of any of the Business, (vi) joint venture agreement, (vii) agreement requiring the payment by the Seller with respect to the Business or by Stromsholmen AB to any Person of more than $25,000 in any 12-month period for the purchase of goods or services, (viii) agreement requiring the payment to the Seller or Stromsholmen AB by any Person of more than $25,000 in any 12-month period for the sale of goods or services provided by the Business, or (ix) any license of the Intellectual Property which has been granted to third parties.

                           (b) The Seller has delivered or made available to the
Purchaser correct and complete copies of each written agreement listed on
Schedule 4.8 of the Disclosure Schedules and, to the Knowledge of the Seller, each such agreement is in full force and effect as of the date of this Agreement.

                           (c) Each Contract listed on Schedule 4.8 of the
Disclosure Schedules is a valid, binding and enforceable obligation of the Seller or Stromsholmen AB, as the case may be, and to the Seller's Knowledge, a valid, binding and enforceable obligation of the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' or landlords' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect. The Seller and Stromsholmen AB have performed their respective obligations under the Contracts listed on Schedule 4.8 of the Disclosure Schedules the failure to perform of which would reasonably be expected to cause the other party to exercise remedies against the defaulting party, and there exists no default or event of default under any such Contracts nor has any event occurred which, to the Knowledge of the Seller, with notice, passage of time or both would constitute a default under any such Contract.

                           (d) The Fibro Agreement is a valid, binding and
enforceable obligation of Fibro GmbH (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' or landlords' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing). The Fibro Agreement has not expired or been terminated and is in full force and effect. To the Knowledge of the Seller, Fibro GmbH has performed its obligations under the Fibro Agreement the failure to perform of which would reasonably be expected to cause the Seller to exercise remedies against the defaulting party.

                  4.9. Real Property. (a) Schedule 4.9(i) of the Disclosure Schedules lists and describes in reasonable detail the Owned Real Property. With respect to each such parcel of Owned Real Property, except as disclosed on
Schedule 4.9(i) of the Disclosure Schedules:

                                (i) the party identified on Schedule 4.9(i) of
the Disclosure Schedules has good and valid title to such parcel, free and clear of any Lien (other than Permitted Liens);

                                (ii) neither the Seller nor Stromsholmen AB has
received written notice of any condemnation proceedings, lawsuits or administrative actions relating to such property;

                                (iii) neither the Seller nor Stromsholmen AB has
received written notice that the use or occupancy of such property violates any covenants, conditions or restrictions that encumber such property or that any such property is subject to any restriction for which any Permits necessary to the current use thereof have not been obtained; and

                                (iv) there are no leases, subleases, licenses,
concessions or other agreements granting to any Person the right of use or occupancy of any portion of the Real Property.

                           (b) Schedule 4.9(ii) of the Disclosure Schedules
describes in reasonable detail the Leased Real Property. With respect to the Leased Real Property, except as set forth on Schedule 4.9(ii) of the Disclosure
Schedules:

                                (i) the party identified on Schedule 4.9(ii) has
a
valid leasehold interest in the Leased Real Property, free and clear of all Liens (other than Permitted Liens);

                                (ii) none of the Seller and Stromsholmen AB has
received written notice of any condemnation proceedings, lawsuits or administrative actions relating to the Leased Property;

                                (iii) none of the Seller and Stromsholmen AB has
received written notice that the use or occupancy of the Leased Property violates any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any Permits necessary to the current use thereof have not been obtained; and

                                (iv) there are no subleases, licenses,
concessions or other agreements granting to any Person the right of use or occupancy of any portion of the Leased Real Property.

                  4.10. Title. The Seller has and will convey to the Purchaser on the Closing Date good and marketable title to all the Purchased Assets owned by the Seller (other than the Shares, as to which representations and warranties are made pursuant to Section 4.4, the Owned Real Property, as to which representations and warranties are made pursuant to Section 4.9(i), and the Intellectual Property, as to which representations and warranties are made pursuant to Section 4.11) free and clear of all Liens (other than Permitted Liens).

                  4.11. Intellectual Property. Schedule 4.11 of the Disclosure Schedules identifies each patent, patent application, trademark application, and trademark registration owned by the Seller or Stromsholmen AB and the significant unregistered trademarks and product names used by Seller or Stromsholmen AB forming a part of the Intellectual Property. To the Seller's Knowledge, the Seller has the right to use such registered trademarks, and such registered trademarks and the patents are free of all Liens other than Permitted Liens, without payment to any party. To the Seller's Knowledge, there are no limitations on the Seller's right to use the Intellectual Property which would reasonably be expected to have a material adverse effect on the Business.
Schedule 4.11 indicates the jurisdiction of registration of each registered trademark and the jurisdiction of filing or grant of each patent. To the Seller's knowledge, the Seller owns or has the right to use the items of Intellectual Property identified on Schedule 4.11 other than patents and trademarks. To the Seller's knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the Intellectual Property or the interest or right of the Seller or Stromsholmen AB therein. Neither the Seller nor Stromsholmen AB has received any written notice that it is infringing upon the intellectual property rights of others in connection with the Seller's operation of the Business. Except as otherwise noted on Schedule 4.11, as of the date of this Agreement, all necessary maintenance, renewal and other fees relating to the registrations, issued patents or applications identified on Schedule 4.11 are current, to the extent that such fees have or had a deadline during the period from six months prior to the date of this Agreement.

                  4.12. Litigation. Except as set forth on Schedule 4.12 of the Disclosure Schedules, neither the Seller in connection with the Business nor Stromsholmen AB is (a) subject to any unsatisfied judgment, order, decree, stipulation, injunction or criminal charge or (b) a party to or, to the Seller's Knowledge, threatened to be made a party to any complaint, action, suit, criminal charge, proceeding, hearing or investigation against the Seller or Stromsholmen AB of or in any court or quasi-judicial or administrative agency of any Governmental Entity. There are no judicial or administrative actions, proceedings or investigations pending or, to the Seller's Knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Seller in connection with this Agreement or any of the Ancillary Agreements or that, if adversely determined, would have a material adverse effect upon the Seller's ability to enter into or perform their obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

                  4.13. Employee Benefits. Schedule 4.13 of the Disclosure Schedules sets forth and identifies a complete and correct list of all Employee Pension Benefit Plans, Employee Welfare Benefit Plans and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies) maintained by the Seller and Stromsholmen AB or to which the Seller or Stromsholmen AB contributes or has any existing liability, in each case with respect to any Transferred Employees (collectively, the "SELLER PLANS"). The Seller is in compliance in all material respects with the provisions and requirements of the Employee Retirement Income Security Act of 1974, as amended, and the rulings issued thereunder ("ERISA"). None of the Seller Plans is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) and the Seller has never contributed (nor been obligated to contribute) to any multiemployer plan with respect to the Business. There are no pension benefits payable by Stromsholmen AB to any former employee of Stromsholmen AB. As of the last day of the most recent prior plan year, the market value of the assets under each Seller Defined Benefit Plan equaled or exceeded the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions set forth in such Seller Defined Benefit Plan).

                  4.14. Labor Relations. Except as set forth on Schedule 4.14 of the Disclosure Schedules, there are no disputes, claims or actions pending or, to the Seller's Knowledge, threatened between the Seller, Stromsholmen AB and any Employee which would reasonably be expected to have a material adverse effect on the Business or the relationship of the Employees with management of the Business. Except as set forth on Schedule 4.14 of the Disclosure Schedules or as required by applicable Law, neither the Seller with respect to the Business or Stromsholmen AB is obligated by or subject to any collective bargaining obligation (and has no obligations or liabilities with respect to any collective bargaining agreement to which it was a party in the past), selection of a collective bargaining representative for employees or, formal on-going labor union organization campaign. Each of the Seller with respect to the Business and Stromsholmen AB is in substantial compliance with all federal, state and other applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practices. The Seller with respect to the Business has not experienced any labor stoppages during the past three years. Schedule
4.14 of the Disclosure Schedules lists the name and current annual compensation for each employee engaged in the Business on a full time basis by each of the Seller and Stromsholmen AB. The number of employees of Stromsholmen AB as of the date of this Agreement is approximately 105 and, to the Knowledge of the Seller, the employees of Stromsholmen AB do not have salary or pension benefits which, in the aggregate, are materially more favorable than is customary in the industry in Sweden. No claim for compensation except as expressly set forth herein has been made or is expected to be made against Stromsholmen AB by any person now or previously employed at Stromsholmen AB or by any trade union of which such person is a member.


                  4.15. Environmental Matters. Except as set forth on Schedule
4.15 of the Disclosure Schedules, to the Seller's Knowledge, (a) there exists no material fact, condition or occurrence concerning the Seller's compliance with or remediation obligations under

Environmental Laws relating to the Business; (b) no unresolved complaint, notice of violation, citation, summons or order has been issued or filed alleging any violation by the Seller of any Environmental Law that is reasonably expected to have a material adverse effect on the operations or financial condition of the Business; (c) the operation of the Business by the Seller is in compliance in all material respects with applicable Environmental Laws; (d) Hazardous Materials have not at any time been generated, used, treated, released, stored on, or transported to or from the Real Property or the Leased Real Property by the Seller, except in compliance in all material respects with Environmental Laws; and (e) there are no past, pending or threatened Environmental Claims against the Seller with respect to the Business. The Seller has not conducted any manufacturing operations at the Leased Real Property.

                  4.16. Legal Compliance. Except (a) with respect to compliance with Environmental Laws (as to which representations and warranties are made pursuant to Section 4.15), and (b) as set forth on Schedule 4.16 of the Disclosure Schedules, to the Seller's Knowledge, each of the Seller in connection with the Business and Stromsholmen AB has complied with all applicable Laws (except where the failure to comply would be "de minimus" and not have a material adverse affect on the operations or the financial condition of the Business). To the Knowledge of the Seller, no objections of any Government Entity "anmarkning" have been made against Stromsholmen AB and the Seller has no expectation that any such objections will be directed against Stromsholmen AB after the Closing.

                  4.17. Permits. Each of the Seller with respect to the Business and Stromsholmen AB holds all Permits that are required by any Government Entity to permit the Seller and Stromsholmen AB to operate the Business and the Purchased Assets as they are presently operated, except any such Permits, the failure of the Seller or Stromsholmen AB to hold would not have a material adverse effect on the Business. Each such Permit is listed on Schedule 4.17 of the Disclosure Schedules. To the Knowledge of the Seller, there are no Permits required with respect to the Business that have not been obtained.

                  4.18. Brokers' Fees. Neither the Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

                  4.19 Purchased Assets. Except for the Excluded Assets, the Purchased Assets include all of the assets owned by the Seller which are necessary to operate the Business as operated by the Seller and Stromsholmen AB on the date hereof. The tangible property included in the Purchased Assets are, taken as a whole, in working order and operational condition, ordinary wear and tear excepted.

                  4.20 Year 2000. To the Knowledge of the Seller, except as set forth on Schedule 4.20 of the Disclosure Schedules, the computer systems used by the Seller and Stromsholmen in connection with the Business will not be adversely affected by any date or calendar related malfunction attributable to the transition to Year 2000.

                  4.21 Accounts Receivable. All accounts receivable of each of the Seller and of Stromsholmen AB reflected on the balance sheet of the Business dated May 31, 1999 represent, and all accounts receivable of each of the Seller and of Stromsholmen AB reflected on the balance sheet of the Business as of the Closing Date will represent, sales actually made in the ordinary course of the Business.

                  4.22 Inventory. Except as disclosed on Schedule 4.22, the inventory reflected on the balance sheet of the Business dated as of May 31, 1999, was, and the inventory reflected on the balance sheet of the Business as of the Closing Date will be, valued in accordance with generally accepted accounting principles consistently applied in accordance with previous periods.

                  4.23. Returns. Neither the Seller with respect to the Business nor Stromsholmen AB has during the last three years experienced any material warranty claims. To the Knowledge of the Seller, except (i) as set forth in the terms of the Contracts identified on Schedules 2.3(a)(ii) and 4.8 of the Disclosure Schedules and (ii) Stromsholmen AB's warranty to ABB as disclosed to the Purchaser, neither the Seller with respect to the Business nor Stromsholmen AB has provided any express written warranties to its customers. The Seller and Stromsholmen AB accept returns for customer convenience in the ordinary course of business and the aggregate number of returns has not been material to the operations of the Business.

                  4.24. LIMITED WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 4, THE SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER TO THE PURCHASER, EXPRESS, IMPLIED OR STATUTORY, CONCERNING THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO FUTURE PROFITABILITY OF CONTRACTS OR COMMITMENTS, OR ANY PROJECTED FINANCIAL STATEMENTS OR OTHER PROJECTED FINANCIAL INFORMATION, PROSPECTS OR FUTURE RESULTS OF OPERATIONS OF THE BUSINESS. ANY WARRANTIES OTHER THAN THOSE EXPRESSLY PROVIDED FOR IN THIS SECTION 4, WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, ARE HEREBY EXPRESSLY DISCLAIMED. THE PURCHASER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO INSPECT THE PURCHASED ASSETS.

                  Section 5: Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:

                  5.1. Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is licensed or qualified to transact business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where its business would require it to be so licensed or qualified except where the failure to be so licensed or qualified would not have a material adverse effect on the Purchaser.

                  5.2. Authorization of Transaction. The Purchaser has full corporate power and authority and has taken all action to enable it to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Purchaser will constitute, the valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium and similar Laws now or hereafter in effect relating to creditors' and landlords' rights and general principles of equity, including commercial reasonableness, good faith and fair dealing .

                  5.3. Noncontravention; Consents. Neither the execution and the delivery of this Agreement or any of the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will violate any provision of the charter or bylaws of the Purchaser or any Law to which the Purchaser is subject. As of the Closing Date, neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will constitute a violation of or constitute or create a default under, any agreement or commitment to which the Purchaser is a party or by which the Purchaser or any of its properties are bound or to which the Purchaser of any of such properties are subject. Except to the extent contemplated by Section 7.2, as of the Closing Date, the Purchaser will have given all required notices and shall have obtained, if required, in addition to those licenses, Permits, consents, approvals, authorizations, certificates, and orders of Governmental Entities which are to be assigned by the Seller to the Purchaser pursuant to this Agreement, such licenses, Permits, consents, approvals, authorizations, certificates, and orders of Governmental Entities which are required in order to operate the Business or are required in order to enable the Purchaser to perform its obligations under this Agreement and each of the Ancillary Agreements.

                  5.4. Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the Purchaser's knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Purchaser in connection with this Agreement or any of the Ancillary Agreements or that, if adversely determined, would have a material adverse effect upon the Purchaser's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

                  5.5. Brokers' Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                  5.6. Financing. The Purchaser has cash resources or available financing sufficient to consummate the transactions contemplated by this Agreement.

                  5.7. Investment Intent. The Purchaser is or shall be acquiring the Shares for its own account for investment purposes only and not with a view to the distribution thereof, within the meaning of the Securities Act.

                  5.8 Financial Statements. If, in the course of undertaking its due diligence, Purchaser knew of any inaccuracy in the representation and warranties of the Seller set forth in Section 4.5 the Purchaser has informed the Seller of that inaccuracy.


                  Section 6: Pre-Closing Covenants. Between the date hereof and the Closing:

                  6.1. General. Each of the parties will use all commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the conditions set forth in Section 9). The Seller will take or refrain from taking such action as required in Sections 6.2 through 6.7 and will cause Stromsholmen AB to either take or refrain from taking such actions in the conduct of the Business as is required of the Seller pursuant to such Sections.

                  6.2. Notices and Consents. The Seller will prior to the Closing Date give all notices to third parties and will use reasonable efforts at its expense to obtain all third party approvals, consents, novations and waivers that are required to be obtained by the Seller in connection with the transactions contemplated by this Agreement; provided that the Seller will not be obligated hereunder to pay any material consideration to the third party from whom such approval, consent, novation or waiver is requested. At least seven days prior to the Closing Date, the Seller shall notify the Purchaser of any such consents which have not been received by the Seller. The Purchaser hereby agrees to cooperate with the Seller in the Seller's efforts to obtain such third party consents and where necessary will give or procure the giving of security to a contracting third party in order to obtain such approval, consent, novation or waiver. On or before July 28, 1999, the Seller and the Purchaser will have filed a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and a notification with the Swedish Competition Authority, in each case, to the extent applicable, and will use their best efforts to obtain early termination of the applicable waiting period or otherwise obtain clearance to consummate the transactions contemplated by this Agreement and will make all further filings pursuant thereto that may be necessary, proper or advisable.

                  6.3. Carry on in Regular Course. The Seller will carry on the operations of the Business substantially in the same manner as heretofore conducted. Without the prior written consent of the Purchaser, in each case, the Seller will not make, enter into or incur with respect to the Business (i) any capital expenditures other than capital expenditures in the ordinary course of business consistent with historic practices in an amount not to exceed $5,000 or
(ii) any contract of the kind and monetary value described in Section 4.8, other than such contracts in the ordinary course of business consistent with historic practices, nor institute any material change in the methods of manufacture, management, accounting or operation of the Business.

                  6.4. Contracts and Commitments. The Seller in connection with the Business will not enter into any material contract or commitment or engage in any transaction, including any contract, commitment or engagement with any other division, unit or Affiliate of the Seller, or effect any change to any program, not in the usual and ordinary course of business and consistent with the past operation of the Business.

                  6.5. Sale of Capital Assets. Other than pursuant to this Agreement and the sale or disposition of excess or obsolete equipment in the usual and ordinary course of business consistent with the past operation of the Business, the Seller will not sell or otherwise dispose of any capital asset relating to the Business.

                  6.6. Access. The Seller will permit representatives of the Purchaser to have access at reasonable times to the Purchased Assets. The Purchaser agrees that it will use all reasonable efforts to schedule its review of such items at such times which are not disruptive to the operations of the Business. Prior to the Closing Date, the Purchaser will be permitted to complete, at the sole cost and expense of the Purchaser, a Phase I environmental study of the Owned Real Property; provided, however, that no such Phase I or other environmental review by the Purchaser will involve sampling, Phase II testing or invasive investigatory work without prior written consent of the Seller. The Purchaser will deliver to the Seller a copy of any Phase I or other third party report generated by any permitted environmental investigation. The Purchaser will treat any environmental review of the Owned Real Property as confidential information.

                  6.7. Notice of Developments; Disclosure Schedules; Updating Disclosure Schedules.

                           (a) Each party will give prompt written notice to the
other of any development affecting the ability or obligation of the parties to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements. Except as provided in Section 6.7(c), no such written notice of a development will be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.

                           (b) Complete copies of the Disclosure Schedules
referred to herein are being delivered simultaneously with the execution of this Agreement.

                           (c) The Seller will deliver to the Purchaser prior to
the Closing Date a written update or supplement to the Disclosure Schedules reflecting events occurring and contracts and agreements from the date of this Agreement through the Closing Date. To the extent that such updated or supplemental Disclosure Schedules reflect matters or events (i) which constitute, and which are identified specifically as, Excluded Assets or Excluded Liabilities or (ii) which have occurred after the date of this Agreement in the ordinary course of business of the Business, which do not constitute a violation of any of Seller's covenants set forth in Section 6 and which do not in the reasonable judgment of the Purchaser, represent a material adverse change in the business, financial condition, operations or results of operations of the Business, then the Disclosure Schedules shall be deemed to be amended as of the Closing Date to include the information set forth on such updated or supplemental Disclosure Schedules. To the extent that such updated or supplemental Disclosure Schedules reflect matters or events which have occurred after the date of this Agreement and which in the reasonable judgment of Purchaser, represent a material adverse change in the business, financial condition, operations or results of operations of the Business, then (i) the parties will negotiate in good faith during the seven-day period immediately after delivery of the updated or supplemental Disclosure Schedules to determine the consequences of such disclosures, (ii) the Disclosure Schedules will be amended only to the extent that the parties mutually agree as a result of such negotiation and (iii) the Purchaser may elect to terminate this Agreement after the expiration of such seven-day period, in which event the Seller and the Purchaser will have no liability to the other as a result of such termination.

                           (d) Prior to the Closing, the Purchaser will be
permitted to complete, at the sole cost and expense of the Purchaser, a survey(s) of the Owned Real Property. In the event that any such survey reveals any material title defect with respect to the Owned Real Property, the Seller shall have a reasonable opportunity prior to Closing to cure such material defect and if the Seller is unable to cure such defect, the Purchaser may elect to terminate this Agreement in which event the Seller and the Purchaser will have no liability to the other as a result of such termination.

                  Section 7: Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing Date:

                  7.1. General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10 of this Agreement). The Seller will cooperate with the Purchaser and make all commercially reasonable efforts to effectuate the transition of the Seller's operating systems and enterprise management systems to those employed by the Purchaser.

                  7.2. Post-Closing Consents; Nonassignable Contracts.

                           (a) The Seller will use reasonable efforts after the
Closing Date to obtain all third party approvals, consents, novations and waivers that are not obtained prior to the Closing Date and that are required in connection with the transactions contemplated by this Agreement; provided that the Seller will not be obligated hereunder to pay any material consideration to the third party from whom such approval, consent, novation or waiver is required. The Purchaser hereby agrees to cooperate with the Seller in its efforts to obtain such third party approvals, consents, novations and waivers and where necessary will give or procure the giving of security to obtain such third party approval, consent, novation or waiver.

                           (b) To the extent that any Contract is not capable of
being transferred by the Seller to the Purchaser pursuant to this Agreement without the consent of a third party and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of any Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

                           (c) In the event that any required consent is not
obtained on or prior to the Closing Date, the Seller will, subject to Section 7.2(b), use its reasonable efforts to (i) provide to the Purchaser the benefits of the applicable Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser, and (iii) enforce at the request and expense of the Purchaser and for the account of the Purchaser, any rights of the Seller arising from any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of the Purchaser).

                           (d) The Purchaser will perform the obligations
arising under all Contracts referred to in Section 7.2(b) for the benefit of the Seller and the other party or parties thereto.

                           (e) After the Closing, the Seller, at the reasonable
request of the Purchaser, shall promptly execute and deliver to the Purchaser all such further assignments, bills of sale, endorsements and other documents in form and substance satisfactory to the Purchaser and its counsel as the Purchaser may reasonably request in order to (i) vest in the Purchaser title to and possession of the Purchased Assets and (ii) otherwise carry out or evidence the terms of this Agreement.

                  7.3. Litigation Support; Tax Return Preparation; Records Retention; Transitional Services.

                           (a) In the event and for so long as any party is
actively investigating, contesting, defending against or prosecuting any charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or audit (including routine audits and contract close-outs) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the parties will cooperate with each other and with legal counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense. The consent of the Purchaser shall be required to any settlement if such settlement could reasonably be expected to have a material adverse effect on the Business and such consent shall not be unreasonably withheld, delayed or conditioned.

                           (b) The Seller shall prepare and file any Subsidiary
Tax Returns which relate to tax periods ending on or before the Closing Date and the Seller shall pay all Taxes shown as due on such Subsidiary Tax Returns. The Purchaser shall remit, within 15 days of receipt, to the Seller an amount equal to any refund, offset, or credit (including any interest paid or credited with respect thereto) received by the Purchaser and Stromsholmen AB, or any successor thereof of Taxes relating to tax periods ending on or before the Closing Date. The Purchaser shall prepare and file or cause to be prepared and filed any Subsidiary Tax Returns required to be filed after the Closing Date, other than Subsidiary Tax Returns which relate to tax periods ending on or before the Closing Date, and the Purchaser shall pay or cause to be paid all Taxes shown as due on any such Subsidiary Tax Returns. Such Subsidiary Tax Returns shall be prepared on a basis consistent with those prepared for prior tax years unless a different treatment is required by an intervening change in law. The Seller shall have the right to exercise control over the contest and/or settlement, in any official inquiry, examination, or proceeding of any issue with respect to Subsidiary Tax Returns which relate to tax periods ending on or before the Closing Date. The Purchaser shall promptly notify the Seller in writing of the commencement of any tax audit or administrative or judicial proceeding related to tax periods ending on or prior to the Closing Date.

The Purchaser shall have the right to exercise control over the contest and/or settlement in any official inquiry, examination, or proceeding, of any issue with respect to Subsidiary Tax Returns required to be filed after the Closing Date, other than Subsidiary Tax Returns which relate to tax periods ending on or before the Closing Date.

                           (c) The Seller and the Purchaser will each provide
the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes and will provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination and with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period.

                           (d) The Purchaser will cause appropriate Employees of
the Purchaser to prepare usual and customary tax return packages with respect to the tax periods beginning January 1, 1999 and ending as of the Closing Date. Such tax return packages will be delivered to the Seller not later than ninety days following the Closing Date.

                           (e) The Purchaser will provide reasonable assistance
to the Seller in connection with any Tax audits or other administrative or judicial proceedings involving the Business and affecting such income Tax Returns or declarations for any period all or any portion of which is prior to the Closing Date, including the participation of the then current personnel of the Purchaser in such audits and proceedings. The Purchaser will not, without the prior written consent of the Seller, or except as required by Law, initiate any contract or voluntarily enter into any agreements with, or volunteer any information to, any taxing authorities with regard to specific items on such Tax Returns or declarations.

                           (f) The Purchaser will maintain all original books,
records, files, documents, papers and agreements pertaining to the Purchased Assets, the Assumed Liabilities or otherwise relating to the Business as conducted before the Closing Date for at least seven years following the Closing Date or such longer period as may be required by Law. The Seller agrees that it will maintain all original books, records, files, documents, papers and agreements relating to any of the Purchased Assets or Assumed Liabilities which are not included in the Purchased Assets for at least seven years following the Closing Date or such longer period as may be required by Law. The Seller and the Purchaser agree that before destroying or discarding any materials required to be retained pursuant to this Section 7.3(f), it will notify the other in writing (which notice will include a description of the materials to be destroyed or discarded) and such other party may, at its expense, remove or make copies of such materials within 90 days following the date of such written notice. In the event the other party has not removed such materials within such 90-day period, the party desiring to destroy or discard such materials may proceed with such action without any liability to the other.

                           (g) The Seller hereby covenants and agrees to pay,
perform and discharge the Excluded Liabilities. After the Closing Date the Purchaser will provide services, assistance and reasonable cooperation to the Seller in connection with:

                                (i) the completion and delivery of the financial
statements and the general ledger of the Business as of the Closing Date to the Seller, including such information for the preparation of quarterly, semi-annual and annual reports required to be prepared by the Seller (either by Law or in accordance with the Seller's internal reporting systems and procedures) in connection with the operation of the Business prior to the Closing Date and with the transactions provided for herein;

                                (ii) the Seller's administration of the Excluded
Liabilities; and

                                (iii) such other services as the Seller may
reasonably request incidental to the orderly transfer of the Business and the Purchased Assets to the Purchaser.

                  7.4. Signage and Labels. The Purchaser will remove the Seller's names from all exterior signs located at the Owned Real Property and the Leased Real Property as soon as practicable but in any event within two months after the Closing Date. The Purchaser may use the Seller's name on finished goods inventory which constitutes part of the Purchased Assets but will change or otherwise replace the stamps and dies bearing the Seller's name as soon as reasonably practicable after the Closing Date, but in any event within six months of the Closing Date. As soon as practicable and in any event within two months after the Closing Date, the Purchaser shall discontinue public use of any business records described in Section 2.1(h) without first removing therefrom, or obliterating all portrayals or references to, any of the Seller's trade names, trademarks or service marks or other intangible property contained in such records, unless the Seller consents in writing to such usage.

                  7.5 Non-Competition and Non-Disclosure. The Seller acknowledges that a material consideration of the acquisition by the Purchaser of the Purchased Assets is the covenant of the Seller that it will not engage in any business, conduct or act which is competitive with the Business. Accordingly, the Seller covenants and agrees with the Purchaser as follows:

                           (a) neither the Seller nor any of its Affiliates
shall, for a period of five years from the Closing Date, directly or indirectly,
(i) engage in any business which is competitive or in competition with the Business, or (ii) knowingly request, induce or attempt to influence any customer, client or supplier of or to the Business to curtail or cancel any business with the Purchaser in connection with the Business, or (iii) solicit any Employee of the Business to leave employment with the Purchaser or Stromsholmen AB; provided however, that nothing contained in this Section 7.5 shall prevent the Seller or any of its Affiliates from A) acquiring or holding an interest of less than 10% of the outstanding equity securities of any competing business whose equity securities are publicly traded, B) making or thereafter maintaining an investment in any competing business if the assets used by such competing business in the activity competitive with the Business constitute less than 20% in value of the assets of such competing business, or
C) making an acquisition of assets (and following such acquisition carrying on the business and activities with the assets acquired, for purposes herein, such activities constituting a competing business) if the portion of assets used in carrying on the activity competitive with the business constitutes less than 20% in value of the assets acquired and the Seller shall use commercially reasonable efforts to divest such competing business within a reasonable time after such acquisition of assets;

                           (b) any breach of this Section 7.5 cannot be remedied
solely by the recovery of damages and that the Purchaser, in addition to any other remedy available to it, shall be entitled to an injunction against such breach. If any court of competent jurisdiction finds any provision of this
Section 7.5 to be unenforceable for the reason that it is unreasonable in scope, area or duration, the parties hereto agree to amend such provision nunc pro tunc to reduce the scope, area or duration to a level which the court finds to be reasonable, and such provision shall be enforceable in said amended area and/or for said amended duration; and

                           (c) except as may be required by law, the Seller
shall not, without the prior written consent of the Purchaser, use, directly or indirectly, for its own account or for the account of any Person, or disclose to any Person, any data, written material, records or other documents relating to the Business which are of a confidential nature, including, without limitation, any confidential information concerning the business or affairs of any customer, client, supplier or Employee of the Business.


                  Section 8: Employee Benefits.

                           (a) On or prior to the Closing Date, the Purchaser
shall offer employment, effective as of the Closing Date and conditional on the Closing, to those Employees who are identified by the Purchaser within three weeks of the date of this Agreement on terms and conditions which are in the aggregate no less favorable than the terms and conditions on which the Employees are employed immediately prior to the Closing Date; provided that the number of Employees of the Seller's Brecksville, Ohio facility identified on Schedule 4.14 of the Disclosure Schedules to which Purchaser will not extend employment offers will not exceed twenty (20). Such offer shall include wages and benefits substantially comparable, in the aggregate, to the wages and benefits provided by the Seller to the Employees immediately prior to the Closing Date. Purchaser acknowledges and agrees that the Seller makes no representation or warranty that any of the Employees will accept employment with Purchaser and the acceptance by Employees of offers of employment with Purchaser shall not constitute a condition to Purchaser's obligation to complete the purchase under this Agreement. If an Employee does not accept an offer of employment by the Purchaser on the terms set forth herein and such Employee makes a claim for severance payment or other compensation, it shall be the Seller's responsibility to handle such claim, at the Seller's expense, including any legal proceedings resulting therefrom, and to make any payment in consequence thereof.

                           (b) Any Employees who accept offers of employment by
Purchaser (the "TRANSFERRED EMPLOYEES"), effective as of the Closing Date, shall cease to participate in all Seller Plans and shall be entitled to participate in Purchaser's benefit plans, programs, policies and arrangements in accordance with such offers (the "PURCHASER PLANS"). Periods of employment with the Seller (including periods of employment with any other employer, to the extent recognized under the Seller Plans) immediately prior to the Closing Date, shall be taken into account for purposes of determining, as applicable, eligibility and vesting under the Purchaser

Plans. Without limiting the generality of the foregoing, Purchaser shall, subject to the terms and conditions of its plans, cause Purchaser's medical and prescription drug, dental, life insurance, disability and other health plans to immediately, and without any waiting period, be available to cover each Transferred Employee (and his or her eligible dependents) as of the Closing Date, and cause such plans to waive any limitation of coverage of Transferred Employees (and their eligible dependents) due to pre-existing conditions. Any claims incurred with regard to any Transferred Employees through the Closing Date and which are covered under the Seller Plans shall be payable under the terms of the applicable plan of the Seller. All other claims incurred with regard to any Transferred Employees and which are covered under the Purchaser's Plans shall be payable under the terms of the applicable plan of the Purchaser.

                           (c) For purposes of the COBRA health continuation of
coverage provisions (hereafter referred to as the "COBRA PROVISIONS") contained in Section 4980 (f) of the Code and in Section 601 through 608 of ERISA, the Transferred Employees shall be considered to have undergone a termination of employment with the Seller. It is the understanding and intention of the Seller and the Purchaser that no group health plan maintained by the Purchaser shall constitute a successor plan to any of the Seller's group health plans and the Purchaser is not a successor employer with respect to any of the Seller's group health plans and the Seller is not a predecessor employer with respect to the Purchaser's group health plans, within the meaning of the COBRA Provisions. It is the further understanding and intention of the Seller and the Purchaser, however, that the health plan coverage to be afforded to the Transferred Employees pursuant to Section 8(b)(i) shall be coverage that, pursuant to
Section 602(2)(D)(i) of ERISA, terminates any continuation coverage rights the transferred Employees might otherwise have under the COBRA Provisions as a result of termination of employment with the Seller.

                  Section 9: Closing Conditions.

                  9.1. Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties set forth in
Section 4 will be true and correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality in
Section 4) at and as of the Closing Date:

                           (b) the Seller will have performed and complied with
all of its covenants hereunder in all material respects (except to the extent any such covenant is qualified by materiality) through the Closing;

                           (c) there will not be any action, suit or proceeding
pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or (ii) cause any of the transactions contemplated by this Agreement or Ancillary Agreement to be rescinded following consummation;

                           (d) all applicable waiting periods (and any extension
thereof) under the Hart-Scott-Rodino Act and the Swedish Competition Act, in each case, to the extent applicable, will have expired or otherwise been terminated without the objection of any relevant Governmental Authority;

                           (e) the Seller will have delivered to the Purchaser a
certificate to the effect that each of the conditions specified above is satisfied in all respects;

                           (f) the consents, approvals and authorizations
identified on Schedule 4.3 shall have been obtained by the Seller; and

                           (g) the Seller will have executed and delivered to
the Purchaser the documents identified in Section 3.3; and

                           (h) the Seller and/or its successor will have
executed and delivered to the Purchaser the Transition Services Agreement (including the related side letter by and between the Purchaser and the Seller).

                  The Purchaser may waive any condition specified in this
Section 9.1, other than Section 9.1(d), if it executes a writing so stating at or prior to the Closing.

                  9.2. Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties set forth in
Section 5 will be true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality in
Section 5)at and as of the Closing Date;

                           (b) the Purchaser will have performed and complied
with all of its covenants hereunder in all material respects (except to the extent that any such covenant is qualified by materiality) through the Closing;

                           (c) there will not be any action, suit or proceeding
pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation;

                           (d) the Purchaser will have delivered to the Seller a
certificate to the effect that each of the conditions specified above is satisfied in all respects;

                           (e) all applicable waiting periods (and any
extensions thereof) under the Hart-Scott-Rodino Act and the Swedish Competition Act, in each case, to the extent applicable, will have expired or otherwise been terminated without the objection of any relevant Governmental Authority;

                           (f) the Purchaser will have executed and delivered to
the Seller the documents identified in Section 3.3;

                           (g) all consents, approvals and authorizations
identified on Schedule 4.3 shall have been obtained by the Seller;

                           (h) the Purchaser will have delivered to the Seller
the Purchase Price; and

                           (i) the Purchaser will have executed and delivered to
the Seller and/or its successor the Transition Services Agreement (including the related side letter by and between the Purchaser and the Seller).

                  The Seller may waive any conditions specified in this Section 9.2, other than Section 9.2(e), if it executes a writing so stating at or prior to the Closing.

                  Section 10: Remedies for Breaches of this Agreement.

                  10.1. Survival. Except as otherwise provided herein, all of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement relating to the representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of thirty (30) months after the Closing Date, except that the representations and warranties of the Seller contained in Sections 4.1, 4.2, 4.4, and 4.10 shall survive without time limit.

                  10.2. Indemnification Provisions for Benefit of the Purchaser.

                           (a) In the event the Seller breaches any of its
representations, warranties or covenants contained in this Agreement and provided that the Purchaser within the applicable survival period makes a written claim for indemnification against the Seller setting forth in reasonable detail the circumstances regarding the claim and, if ascertainable, an estimate of the amount thereof, then the Seller agrees to indemnify, defend and hold the Purchaser harmless from and against the entirety of any losses, expenses, costs, damages, fines, penalties and other liabilities (collectively, "LOSSES") the Purchaser or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives (collectively, the "PURCHASER INDEMNIFIED PARTIES"), suffer to the extent such Losses result from, arise out of or are caused by such breach.

                           (b) The Seller further agrees to indemnify, defend
and hold the Purchaser Indemnified Parties harmless from and against any Losses the Purchaser Indemnified Parties suffer to the extent such Losses result from, arise out of, or are caused by any Excluded Liability or any Excluded Assets (which, in the context of Losses arising under Environmental Law shall include, subject to Section 10.6, the necessary and reasonable costs of remediation and compliance under any Environmental Law or in connection with any Hazardous Materials).

                           (c) The Seller will not have any obligation to
indemnify the Purchaser Indemnified Parties from and against any Losses (i) until the Purchaser Indemnified Parties have suffered Losses by reason of all such breaches which exceed, in the aggregate, $500,000, after which point the Seller will be obligated to indemnify the Purchaser from and against only those additional Losses suffered by the Purchaser Indemnified Parties in excess of such amount; provided, however, that with respect to Losses which result from, arise out of, or are caused by any Excluded Liability, the Seller will be obligated to indemnify the Purchaser for such Losses in excess of $200,000, or (ii) to the extent the Losses the Purchaser Indemnified Parties have suffered exceed, in the aggregate, an amount equal to 20% of the Purchase Price after which point the Seller will have no obligation to indemnify the Purchaser Indemnified Parties from and against further Losses in excess of such amount. The limitations contained in this Section 10.2(c) shall not limit the Seller's obligation to indemnify Purchaser Indemnified Parties with respect to Losses attributable to the Seller's breach of Sections 4.1, 4.2, 4.4 and 4.10, Environmental Losses attributable to Stromsholmen AB's prior ownership of the foundry, the septic system formerly at the Seller's Brecksville, Ohio facility.

                           (d) Notwithstanding anything to the contrary
contained in this Agreement, the Seller's obligation to indemnify Purchaser Indemnified Parties with respect to Losses, other than Environmental Losses and Losses attributable to Seller's breach of Sections 2.3(b)(ii), 2.3(b)(iii) and 2.3(b)(v) shall automatically terminate on the third anniversary of the Closing Date except to the extent of and with respect to claims for indemnification properly made in accordance with this Section 10 prior to such third anniversary, and the Seller's obligation to indemnify Purchaser Indemnified Parties with respect to Environmental Losses and Losses attributable to Seller's breach of Sections 2.3(b)(ii), 2.3(b)(iii) and 2.3(b)(v) shall automatically terminate on the seventh anniversary of the Closing Date except to the extent of and with respect to claims for indemnification properly made in accordance with this Section 10 prior to such seventh anniversary. The limitations contained in this Section 10.2(d) shall not limit the Seller's obligation to indemnify Purchaser Indemnified Parties with respect to Losses attributable to the Seller's breach of Sections 4.1, 4.2, 4.4 and 4.10 or Environmental Losses attributable to Stromsholmen AB's prior ownership of the foundry or the septic system formerly at the Seller's Brecksville, Ohio facility.

                  10.3. Indemnification Provisions for Benefit of the Seller.

                            (a) In the event the Purchaser breaches any of its
representations, warranties or covenants contained in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement and provided that the Seller makes a written claim for indemnification against the Purchaser setting forth in reasonable detail the circumstances regarding the claim and, if ascertainable, an estimate of the amount thereof, then the Purchaser agrees to indemnify, defend and hold the Seller harmless from and against the entirety of any Losses the Seller or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives (collectively, the "SELLER INDEMNIFIED PARTIES"), suffer to the extent such Losses result from, arise out of or are caused by such breach.

                           (b) The Purchaser further agrees to indemnify, defend
and hold the Seller harmless from and against the entirety of any Losses the Seller Indemnified Parties suffer to the extent such Losses result from, arise out of or are caused by any Assumed Liabilities or the Purchased Assets.

                           (c) The Purchaser further agrees to indemnify, defend
and hold the Seller harmless from and against the entirety of any Losses the Seller Indemnified Parties suffer to the extent such Losses result from, arise out of or are caused by the operation of the Business or use of the Purchased Assets or any Assumed Liabilities after the Closing Date.

                  10.4. Matters Involving Third Parties. If any third party notifies any party hereto (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "INDEMNIFYING PARTY") under this Section 10, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 10 days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party within 10 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party reasonably concludes in good faith that the Indemnified Party has defenses available to it that may conflict with those of the Indemnifying Party), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

                  10.5. Indemnification Limitations. Neither party hereto will be liable to the other hereunder for any punitive, consequential or incidental damages (including loss of revenue or income, business interruption, cost of capital or loss of business reputation or opportunity) relating to any claim for which either such party may be entitled to recover under this Agreement (other than indemnification of amounts paid or payable to third parties in respect of any third party claim for which indemnification hereunder is required). Neither the Purchaser nor the Seller will file or otherwise commence any other action, suit or proceeding against the other in respect of this Agreement or the transactions contemplated hereby unless (a) such party notifies the other of its intent to do so and (b) a period commencing with such notice and expiring on the earlier of the date on which a meeting between officers of the Purchaser and the Seller has been completed without a mutually satisfactory resolution and 30 days after the date of such notice. Such officers will meet at a mutually convenient time and location during such 30-day period for the purpose of attempting to resolve in good faith the claims described in such notice.

                  10.6. Indemnification for Environmental Matters.

                           (a) With respect to any Losses relating to or arising
from any Environmental Law for which the Purchaser seeks indemnity in connection with the operation of the Business ("ENVIRONMENTAL LOSSES"), the Purchaser shall provide notice to the Seller pursuant to Section 12.8 hereof specifying in reasonable detail, to the extent known, the nature of the Environmental Losses and the estimated amount to remediate the condition giving rise to the Environmental Losses, to the extent it is then quantifiable (which estimate shall not be conclusive of the final amount of any Environmental Losses).

                           (b) The Seller shall have the right to control and
investigate and/or remediate any condition giving rise to a claim or demand for indemnification by the Purchaser under this Agreement with respect to any Environmental Losses; provided, however, that if after written notice and a reasonable opportunity to cure the Seller does not exercise such right, the Purchaser may exercise such right. The Seller and its employees, contractors, representatives and agents shall have reasonable access at reasonable times to the Owned Real Property and the Leased Real Property for the purpose of conducting any investigation and/or remediation, including any sampling or monitoring required to be performed by the Seller, which may include intrusive investigations or remedial action, after the Closing Date or at any time thereafter. The Seller shall use all reasonable efforts to minimize disruption to the Business as a result of conducting any such investigation or remediation.

                           (c) The Purchaser shall use reasonable efforts to
cooperate with the Seller to minimize costs with respect to Environmental Losses. Nothing in this Agreement shall require the Seller to perform any environmental remediation activities or other environmental testing, sampling or monitoring activities beyond the minimum required by applicable Environmental Laws to permit the use of the Owned Real Property consistent with its current use, which may include leaving Hazardous Materials in place or the use of deed restrictions.

                           (d) The Purchaser shall give prompt written notice to
the Seller of any report or other document submitted, whether voluntarily or by requirement of a Government Entity, to a Governmental Entity which describes any environmental condition existing prior to the Closing Date. To the extent reasonably possible in the circumstances, the Seller shall have the right to review and comment upon any submission to a Governmental Entity which describes or addresses any environmental condition for which the Purchaser is claiming indemnification from the Seller hereunder (and the Seller will cooperate with the Purchaser in responding to such requests, including making available all relevant records in its possession or under its control), and the Purchaser shall revise such submission in accordance with the Seller's reasonable comments thereon. To the extent reasonably possible in the circumstances, the Purchaser shall give the Seller prompt written notice of, and the Seller and/or its representatives shall have the right to participate in, any phone call or meeting with any Governmental Entity at which any environmental condition for which the Purchaser is claiming indemnification from the Seller hereunder is to be discussed or addressed in any manner.

                           (e) The Seller shall not have any obligation to
indemnify any Purchaser Indemnified Party from and against (i) any Environmental Losses arising from or related to a use of the Owned Real Property and the Leased Real Property after the Closing Date that is not substantially a continuation of the operation of the Business as conducted on the Closing Date, or (ii) any Environmental Losses arising from or related to any change in the use of the Owned Real Property after the Closing Date from industrial use, or by the installation or construction of new buildings, pavement or other structures or improvements on, or alteration of the topography of, the Owned Real Property after the Closing Date other than described in subparagraph (i) above, or (iii) any Environmental Losses arising from or related to any amendment to or change in any Environmental Law from that which is in effect on the date hereof. Notwithstanding anything to the contrary contained herein, the Seller will not have any obligation to indemnify the Purchaser Indemnified Parties from and against any Environmental Losses (i) which are not asserted by a third party or do not relate to an environmental condition arising from the operation of the Business and in existence prior to the Closing, (ii) arising with respect to any release of a Hazardous Material by the Purchaser, (iii) resulting from the Purchaser, its agents and representatives, conducting invasive investigations, sampling or monitoring of the Owned Real Property or the Leased Real Property unless (A) required to do so by Environmental Law or a Governmental Entity, or (B) conducted in response to a material claim asserted by a third party, or (iv) resulting from any act or knowing failure to act of the Purchaser, its employees, contractors, representatives or agents to further cause or exacerbate the leaking, migration or release of any Hazardous Materials at the Owned Real Property or the Leased Real Property. The Purchaser acknowledges that nothing contained herein absolves it of any obligation under any Environmental Law for Environmental Losses with respect to violations of Environmental Laws by the Purchaser, its employees, contractors, representatives or agents.

                           (f) If the Purchaser undertakes environmental
remediation activities or other environmental testing, sampling or monitoring activities in connection with Environmental Losses which are not required by Environmental Law, a Governmental Entity or in response to a third party claim asserting liability for an environmental condition at the Owned Real Property or the Leased Real Property, subject to the limitations contained in Section 10.2, the Seller shall only be obligated to indemnify the Purchaser in respect of 50 cents out of each dollar of such Environmental Losses, to the extent such Environmental Losses do not exceed $1,000,000.

                  10.7. EXCLUSIVE REMEDY. THE INDEMNIFICATION PROVISIONS CONTAINED IN THIS SECTION 10 WILL CONSTITUTE THE SOLE AND EXCLUSIVE RECOURSE AND REMEDY OF THE PARTIES FOR MONETARY DAMAGES WITH RESPECT TO ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR WITH RESPECT TO ANY LOSSES RESULTING FROM, ARISING OUT OF, OR CAUSED BY EXCLUDED LIABILITIES. THE PROVISIONS OF THIS
SECTION 10 WILL NOT RESTRICT THE RIGHT OF ANY PARTY TO SEEK SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES IN CONNECTION WITH ANY BREACH OF ANY OF THE COVENANTS CONTAINED IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS. THE PURCHASER ACKNOWLEDGES THAT IT HAS NO RIGHT TO RESCIND THIS AGREEMENT EITHER FOR A BREACH OF CONTRACT OR FOR NEGLIGENT OR INNOCENT MISREPRESENTATION. NOTWITHSTANDING ANY OTHER PROVISIONS OF THE AGREEMENT, THE PROVISIONS OF THIS
SECTION 10.7 SHALL NOT APPLY TO EXCLUDE OR LIMIT

THE LIABILITY OF THE SELLER TO THE EXTENT THAT ANY CLAIM ARISES BY REASON OF ANY FRAUD OR FRAUDULENT MISREPRESENTATION OF ANY SUCH PARTY.

                  10.8. Minimizing Losses. Nothing contained in this Agreement shall limit either party's obligation to use commercially reasonable efforts consistent with applicable law to minimize all Losses for which it may seek indemnification from the other party pursuant to this Section 10.

                  Section 11: Termination.

                  11.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

                           (a) the parties may terminate this Agreement by
mutual written consent at any time prior to the Closing;

                           (b) the Purchaser may terminate this Agreement by
giving written notice to the Seller at any time prior to the Closing if the Closing has not occurred on or before the later of (i) September 10, 1999 and
(ii) the fifth full business day after expiration or termination of the waiting period under the Hart-Scott-Rodino Act and the Swedish Competition Act (without notice of further inquiry or investigation), unless failure results primarily from the Purchaser itself breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to the Seller and the Purchaser;

                           (c) the Seller may terminate this Agreement by giving
written notice to the Purchaser at any time prior to the Closing if the Closing has not occurred on or before the later of (i) September 10 and (ii) the fifth full business day after expiration or termination of the waiting period under the Hart-Scott-Rodino Act and the Swedish Competition Act (without notice of further inquiry or investigation), unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to the Seller and the Purchaser; and

                           (d) either the Seller or the Purchaser may terminate
this Agreement by giving written notice to the other party if the Closing has not occurred on or before September 30, 1999, unless the failure results from a breach of any representation, warranty or covenant contained in this Agreement by the party seeking termination, or unless an extension is mutually agreeable to the Seller and the Purchaser.

                  11.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 11.1, all obligations of the parties hereunder will terminate without liability of any party to the other party (except for any liability of any party then in breach); provided that the provisions of Sections
12.1 and 12.3 of this Agreement and the Confidentiality Agreement will survive termination and remain in full force and effect thereafter.

                  Section 12: Miscellaneous.

                  12.1. Press Releases and Announcements. With the exception of announcements to employees, no party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party; provided that any party may make any public disclosure it believes in good faith is required by Law or the rules of any national securities exchange or any automated inter-dealer quotation system on which the securities of either party (or any Affiliate thereof) are listed or admitted for trading (in which case the disclosing party will advise the other party at least one business day prior to making such disclosure).

                  12.2. Expenses; Transfer Taxes. Each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. The Purchaser and the Seller shall pay the sales, use, transfer and documentary taxes applicable to the transfer of the Purchased Assets to the Purchaser by allocation and pro-ration between them in accordance with the custom of that jurisdiction in which each such payment obligation arises with respect to the Purchased Assets.

                  12.3. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Seller and the Purchaser. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

                  12.4. Successors and Assigns. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other party hereto. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

                  12.5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition of invalidity, without invalidating the remainder of this Agreement.

                  12.6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

                  12.7. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  12.8. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or two business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Purchaser and the Seller at the respective address indicated below:


                      If to the Purchaser:

                           Barnes Group Inc.
                           c/o Associated Spring
                           80 Scott Swamp Road
                           Farmington, CT  06032
                           Attention:  Leonard Carlucci, President
                           Telephone:  860-409-4668
                           Facsimile:  860-409-4698

         with a copy to:

                           Signe Gates, Esq.
                           Senior Vice President, General Counsel
                             and Secretary
                           Barnes Group Inc.
                           123 Main Street
                           Bristol, CT  06011-049
                           Telephone:  860-583-7070
                           Facsimile:  860-585-5396

                      If to the Seller:

                           Teledyne Industries, Inc.
                           c/o Allegheny Teledyne Incorporated
                           1000 Six PPG Place
                           Pittsburgh, Pennsylvania  15222
                           Attention:  Jon D. Walton
                           Senior Vice President, General Counsel and Secretary
                           Telephone:       (412) 394-2836
                           Facsimile:       (412) 394-3010


                  12.9. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person, including, without limitation, the Employees other than the parties hereto and their respective successors and permitted assigns.

                  12.10. Entire Agreement. This Agreement, and the documents referred to in it, constitute the entire Agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

                  12.11. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

                  12.12. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  12.13. Bulk Transfer Laws. The Purchaser acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction, local or foreign, in connection with the transactions contemplated by this Agreement. The Seller hereby covenants and agrees to indemnify and hold the Purchaser harmless from and against any and all liabilities other than Assumed Liabilities which the Purchaser may incur as a result of any failure to comply with any applicable bulk transfer laws in connection with this Agreement.

                  12.14. WARN Act. The Purchaser represents and warrants to the Seller that the Purchaser will continue to operate the Business for the period immediately following the Closing Date and the Purchaser will be solely liable for any and all obligations and liabilities arising under the WARN Act with respect to consummation of the transactions contemplated by this Agreement. The Purchaser shall comply with all requirements of the WARN Act in connection with any discharge or lay off of Employees employed in the Business effected after the Closing Date.

                  12.15. GOVERNING LAW. WITH RESPECT TO THE SELLER AND THE PURCHASER, ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE COMMONWEALTH OF PENNSYLVANIA.

                  12.16. TIME IS OF THE ESSENCE. With regard to all dates and time periods set forth in this Agreement, time is of the essence.





                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement on the date first written above.



                                             TELEDYNE INDUSTRIES, INC.


                                             By:/s/James L. Murdy
                                                ----------------------

                                             Name: James L. Murdy

                                             Title:Executive Vice President-
                                                   Finance and Administration
                                                   and Chief Financial Officer

                                             BARNES GROUP INC.

                                             By:___________________________

                                             Name:_________________________

                                             Title:__________________________

                  IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement on the date first written above.



                                             TELEDYNE INDUSTRIES, INC.


                                             By:___________________________

                                             Name:_________________________

                                             Title:__________________________

                                             BARNES GROUP INC.

                                             By:/s/Leonard M. Carlucci
                                                ----------------------

                                             Name: Leonard M. Carlucci

                                             Title: Vice President

                  IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement on the date first written above.



                                             TELEDYNE INDUSTRIES, INC.


                                             By:___________________________

                                             Name:_________________________

                                             Title:__________________________

                                             BARNES GROUP INC.

                                             By:/s/Edmund M. Carpenter
                                                ----------------------

                                             Name: Edmund M. Carpenter

                                             Title: President & Chief Exeuctive
                                                   Officer

                                LIST OF EXHIBITS


Exhibit A -       Form of Bill of Sale

Exhibit B -       Form of Assignment Agreement

Exhibit C -       Form of Deed

Exhibit D -       Form of Assumption Agreement

Exhibit E -       Opinion of Counsel to Seller

Exhibit F -       Transition Services Agreement

Exhibit G -       Opinion of Counsel to Purchaser